Exhibit (a)(5)(E)

Biosynex Extends Tender Offer for the shares of Chembio Diagnostics, Inc.

STRASBOURG, France, March 29, 2023 (GLOBE NEWSWIRE) -- Biosynex SA (“Biosynex”) (EPA: ALBIO), a French market leader specializing in the design and distribution of rapid tests, today announced that Project Merci Merger Sub, Inc. (“Purchaser”), a Nevada corporation and its wholly-owned indirect subsidiary, has extended the expiration time for the previously announced tender offer to purchase all of the issued and outstanding shares of common stock (the “Shares”) of Chembio Diagnostics, Inc. (Nasdaq: CEMI) (“Chembio”) at a price of $0.45 per Share, net to the seller in cash, without interest and subject to any required tax withholding, until 6:00 p.m., New York City time on April 12, 2023, unless further extended. The tender offer was previously scheduled to expire at 6:00 p.m., New York City time, on March 28, 2023. All other terms and conditions of the tender offer remain unchanged.

Securities Transfer Corporation, the depositary and paying agent for the tender offer, has indicated that, as of 6:00 p.m., New York City time, on March 28, 2023, approximately 14,137,808 Shares had been validly tendered into and not validly withdrawn from the tender offer, representing approximately 38.5% of the Shares then outstanding. Stockholders who have already tendered their Shares into the tender offer do not have to re-tender their Shares or take any other action as a result of the extension of the expiration time of the tender offer.

Completion of the tender offer remains subject to additional conditions described in the Tender Offer Statement on Schedule TO (as amended or supplemented) filed by Purchaser and Biosynex with the U.S. Securities and Exchange Commission (“SEC”) on February 14, 2023.

Requests for documents and questions regarding the tender offer may be directed to Alliance Advisors, LLC, the Information Agent for the tender offer, by telephone (toll-free) at 866-620-7692 or by email at CEMI@allianceadvisors.com.

About Biosynex

Founded in 2005 and based in Illkirch-Graffenstaden in Alsace, France, Biosynex is a major player in public health with 380 employees. Biosynex designs, manufactures and distributes Rapid Diagnostic Tests (RDTs) as well as diagnostic equipment for healthcare professionals and the general public, aiming to improve patient care through rapid results and ease of use. As the leader in the RDT market in France, Biosynex has complete control over its value chain thanks to its technological platform, which can be adapted to numerous applications and is suitable for different types of users such as laboratories, hospitals, doctors and consumers. Driven by strong values of innovation, Biosynex has a proactive vision of tomorrow’s medicine focused on prevention, screening, emergency diagnosis and rapid treatment. Learn more at www.biosynex.com.

Additional Information and Where to Find It

This press release relates to a pending business combination between Biosynex and Chembio. This press release is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell shares of Chembio, nor is it a substitute for any tender offer materials that the parties have filed or will file with the SEC in connection with the tender offer. CHEMBIO STOCKHOLDERS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS), THE SOLICITATION / RECOMMENDATION STATEMENT AND OTHER RELEVANT DOCUMENTS THAT HAVE BEEN AND MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO ANY OF THE FOREGOING DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF CHEMBIO SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES. The Solicitation/Recommendation Statement, the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents were sent to all of Chembio’s stockholders at no expense to them. The tender offer materials and the Solicitation / Recommendation Statement are also available for free on the SEC’s website at www.sec.gov or from the information agent named in the tender offer materials. Copies of the documents filed with the SEC by Biosynex are available free of charge under the News heading of Biosynex’s website at https://www.biosynex.com. Copies of the documents filed with the SEC by Chembio will be available free of charge under the SEC filings heading of the Investors section of Chembio’s website at https://chembio.com/investors.

Forward Looking Statements

This press release contains forward-looking statements regarding the acquisition of Chembio Diagnostics, Inc. by Biosynex SA. Forward-looking statements involve inherent risks and uncertainties and you are cautioned that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. These statements can otherwise be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “would,” “will,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The forward-looking statements contained in this press release include, but are not limited to, statements related to Biosynex’s and Chembio’s plans, objectives, expectations and intentions with respect to the proposed transaction and the combined company, the anticipated timing of the proposed transaction, the conditions precedent to the closing of the proposed transaction, and the potential impact the transaction will have on Chembio or Biosynex and other matters related to either or both of them. The forward-looking statements are based on assumptions regarding current plans and estimates of management of Biosynex and Chembio. Such management believes these assumptions to be reasonable, but there is no assurance that they will prove to be accurate.

Factors that could cause actual results to differ materially from those described in this press release include, among others: changes in expectations as to the closing of the transaction including timing and changes in the method of financing the transaction; the satisfaction of the conditions precedent to the consummation of the proposed transaction (including a sufficient number of Chembio shares being validly tendered into the tender offer to meet the minimum condition); the risk of litigation and regulatory action related to the proposed transactions; expected synergies and cost savings are not achieved or achieved at a slower pace than expected; integration problems, delays or other related costs; retention of customers and suppliers; and unanticipated changes in laws, regulations, or other industry standards affecting the companies; and other risks and important factors contained and identified in Biosynex’s and Chembio’s filings with the SEC, including Chembio’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

The foregoing list of factors is not exhaustive. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in Chembio’s Annual Reports on Form 10-K and its quarterly reports on Form 10-Q, as well as other filings it and Biosynex have filed with the SEC. Forward-looking statements reflect the analysis of management of Biosynex and Chembio as of the date of this press release. Neither Biosynex nor Chembio undertakes to update or revise any of these statements in light of new information or future events, except as expressly required by applicable law.

For further information:

Biosynex Contacts:
Larry Abensur
Président-Directeur Général
investisseurs@biosynex.com

Julia Bridger
Listing Sponsor
+33 1 44 70 20 84
jbridger@elcorp.com

Gilles Broquelet
Communication financiere
+ 33 1 80 81 50 00
gbroquelet@capvalue.fr